Exhibit 10.104

Escrow Agreement

This Escrow Agreement (“Agreement”) among Kendro Laboratory Products PLC and Cryonix, a division thereof (together, “Cryonix”), Agen Biomedical Limited (“Agen”) and Synbiotics Corporation (“Synbiotics”) is effective on this 5th day of October, 2004 (the “Effective Date”).

Recitals

Whereas, Synbiotics has agreed to supply to Agen from time to time certain Biological Materials for the purpose of inclusion in ICT lateral flow veterinary test kit products, all pursuant to and to the extent authorized by a Settlement Agreement and Mutual Release of Claims dated June 23, 2004 (“Settlement Agreement”). The Settlement Agreement is attached hereto as Exhibit B and is incorporated herein by reference. For further assurance to Agen, the Settlement Agreement calls for the delivery into this escrow, pursuant to this Escrow Agreement, of the Deposit Cell Lines and other Deposit Materials required by Section 11.1 of the Settlement Agreement. (Capitalized terms not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Settlement Agreement.)

Whereas, Agen and Synbiotics hereby designate and appoint Cryonix as the escrow agent under this Escrow Agreement. Cryonix hereby accepts such designation and appointment and agrees to carry out the duties of escrow agent pursuant to the terms and provisions of this Escrow Agreement. Cryonix is not a party to, and is not bound by, any agreement that might be evidenced by, or might arise out of, any prior or contemporaneous dealings between Synbiotics and Agen other than as expressly set forth herein.

Whereas, the parties desire that this Escrow Agreement be an agreement supplementary (together with any modification, supplement, or replacement thereof agreed to by the parties) to the Settlement Agreement pursuant to Title 11 United States Code Section 365(n).

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1. Deposit Materials

(a) Initial Deposit—Synbiotics shall submit the initial Deposit Materials to Cryonix within ten (10) days after the Effective Date. Synbiotics shall complete and deliver with all Deposit Materials a listing of all Deposit Materials, divided into respective Deposit Categories (as defined in (c) below). Cryonix shall notify Agen within 10 days of receipt of the initial Deposit Materials. The listing itself constitutes Synbiotics proprietary information and is not to be released to Agen (but such list shall be included and held as part of the Deposit Materials).

(b) Deposit Material Updates—Synbiotics shall submit updates to the initial Deposit Materials to Cryonix as and when required by the Settlement Agreement. Synbiotics shall complete and deliver with all updates to the Deposit Materials an amended listing of all Deposit Materials, divided into respective Deposit Categories. Cryonix shall notify Agen within 10 days of receipt of updates to the Deposit Materials. All references herein to “Deposit Materials” shall include such updates thereto. The listing itself constitutes Synbiotics proprietary information and is not to be released to Agen (but such list shall be included and held as part of the Deposit Materials).

(c) Deposit Categories—The initial Deposit Materials, and any updates thereof, shall be defined and designated by Synbiotics into one of four respective groups of Deposit Materials which are specific to each of the four particular Biological Materials specified in Section 8.1 of the Settlement Agreement and the manufacture (or other production) of such Biological Material suitable (as measured by the Specifications, laws and regulations applicable as of the most recent deposit or update into escrow) for commercialization (“Deposit Categories”). Each Deposit Category’s Deposit Materials must be complete and, in and of itself, meet all of the requirements set forth in the Settlement Agreement for such particular Biological Material manufacture or commercialization.

(d) Deposit Material Verification—Upon Agen’s written request and at Agen’s expense, no more than once following a given deposit of any Deposit Materials or any update thereto, Cryonix shall allow and investigator to be designated by Agen who is reasonably acceptable to Synbiotics (the “Examiner”) to confirm whether the Deposit Materials comply with the requirements of the Settlement Agreement, by permitting the Examiner (under confidentiality agreement) to examine and to confirm compliance of the Deposit Materials with the requirements of the Settlement Agreement. Cryonix shall report forthwith to Synbiotics and Agen whether the Examiner confirms or declines to confirm that the Deposit Materials, including also each respective Deposit Category in and of itself, comply with the requirements of the Settlement Agreement; and if the Examiner declines to so confirm then Cryonix shall also report to Synbiotics (but not to Agen) the details of the deficiency, in order to assist Synbiotics in providing updated Deposit Materials to attempt to cure the deficiency. Without limiting the rights or remedies of Agen under this Agreement or the Settlement Agreement, the process of this Section 1(d) will thereupon be repeated. Cryonix shall not be liable for any actions taken on the part of the Examiner with regards to the Deposit Materials.

(e) Storage Conditions—Except to the extent Cryonix and Agen agree otherwise in writing, Cryonix agrees to store the Deposit Cell Lines within escrow, frozen under the following freezing conditions: Storage in liquid nitrogen at -196°C in a non-segregated LN2 vessel. The storage unit containing the Deposit Cell Lines will be monitored for temperature every (ten) 10 minutes by a GMP compliant system. Full documentation of temperature, alarm information, maintenance and inventory will be maintained by Cryonix and provided to the parties on a monthly basis. Cryonix agrees to store the documents within the Deposit Materials in a standard fireproof and secure 4-drawer cabinet. Cryonix’s storage facility will be GMP compliant. The amount and/or type of freezing vessel can be changed at any time (subject to payment of applicable fees) and no limit exists for the amount of time the Deposit Materials may be stored at Cryonix’s facility.

(f) Additional Services Included with Storage. The storage service provided by Cryonix hereunder also include the following:

•	Comprehensive monthly reports summarizing temperatures and all inventory transactions

•	Automatic Insurance of £10,000.00 per freezer unit/inventory

•	Full access during business hours for authorised personnel

•	Complete audit of Cryonix SOP’s

•	Full maintenance and repairs on all customer owned equipment stored within Cryonix’s facility.

2. Term

(a) Termination of Agreement—This Escrow Agreement shall remain in effect until terminated as provided for herein. This Escrow Agreement may be terminated either by written mutual consent of Synbiotics and Agen or by any party if one of the following occurs:

i. The Deposit Materials have all been released or returned in accordance with the terms hereof, or

ii. The Settlement Agreement is terminated in accordance with its terms or by order of the Court, or

iii. The occurrence of the event described in Section 10.7(f) of the Settlement Agreement, or

iv. An order of the Court declaring that this Escrow Agreement is terminated is delivered to Cryonix.

(b) Termination for Non-Payment—In the event that full payment of any or all fees due to Cryonix under this Escrow Agreement have not been received by Cryonix within 30 days of the date payment is due, Cryonix will notify all parties hereto of the delinquent fees. If the delinquent fees are not received within 30 days of the delinquency notification, Cryonix shall have the right to terminate this Escrow Agreement.

3. Fees

(a) Payment—Upon receipt of the initial Deposit Materials, Cryonix will submit an initial invoice to Agen for the initial indicated amount shown on Exhibit A attached hereto. If payment is not received, Cryonix shall have no obligation to perform its duties under this Escrow Agreement. Agen agrees to pay to Cryonix all additional fees for services rendered related to this Escrow Agreement as shown on, and at the times specified in, Exhibit A. The fee for any service that is not expressly covered in Exhibit A shall be reasonably established by Cryonix in advance upon request. All fees are due on the dates specified in Exhibit A and are non-refundable. Subject to Agen’s prior written consent, Cryonix may reasonably amend Exhibit A at any time upon 60 days’ written notice to Agen and Synbiotics, provided that Cryonix shall not increase any of the fees set forth in Exhibit A more than once per calendar year.

(b) Currency—All fees are in pounds sterling (UK) and payment must be rendered in pounds unless otherwise agreed to in advance by Cryonix.

(c) Late Payment—Any amounts payable by Agen hereunder that remain unpaid after the due date will be subject to a late charge equal to the lesser of one and one-half percent (1.5%) per month and the maximum rate allowable by law.

4. Indemnification—With the exception of gross negligence, willful misconduct, material breach of this Escrow Agreement, or intentional misrepresentation on behalf of Cryonix, Synbiotics and Agen shall, jointly and severally, indemnify and defend, and each shall hold harmless, Cryonix and each of Cryonix’s directors, officers, agents, employees, members and stockholders (“Cryonix Indemnitees”) absolutely and forever, from and against any and all claims, actions, damages, suits, liabilities, obligations, costs, fees, charges, and any other expenses whatsoever, including reasonable attorneys’ fees and costs, that may be asserted against any Cryonix Indemnitee in connection with this Escrow Agreement or the performance of Cryonix or any Cryonix Indemnitee hereunder.

5. Synbiotics’ Representations and Warranties

Synbiotics represents and warrants to Agen that the Deposit Materials as delivered to Cryonix meet the requirements set forth in Section 11.1 of the Settlement Agreement, and are viable and fit for their intended purpose under the Settlement Agreement. Synbiotics shall update the Deposit Materials as provided for in the Settlement Agreement, and at the time of each such update shall make the same representation and warranty to Agen as to the Deposit Materials as updated.

6. Return of Deposit Materials to Synbiotics—Upon the event described in Section 10.7(f) of the Settlement Agreement, upon the event described in Section 8.4 of the Settlement Agreement, or upon termination of this Escrow Agreement for any reason other than in the event all Deposit Materials have been released to Agen, Cryonix shall return the Deposit Materials to Synbiotics (other than those already released to Agen hereunder) via commercial courier to the address of Synbiotics shown in this Escrow Agreement. If two attempts to return Deposit Materials via commercial courier to Synbiotics fail or Synbiotics does not accept the Deposit Materials, Cryonix shall destroy the Deposit Materials.

If Section 8.4 of the Settlement Agreement is applicable only to one (or some) of the Deposit Categories, only the Deposit Materials pertaining to such Deposit Cell Category(s) shall be returned to Synbiotics (or destroyed) under this Section 6.

7. Release of Deposit Materials to Agen

(a) Release—The Deposit Materials will be released to Agen only in the event and only to the extent that:

i. Synbiotics requests Cryonix in writing to effect such release; or

ii. The release procedure set forth in this Section 7 is followed. The first step in the release procedure shall be that Agen makes written request to Cryonix (with a copy to Synbiotics as required by the Settlement Agreement) to release to Agen all the Deposit Materials (or, as appropriate, to release all Deposit Materials within one or more specified Deposit Categories) and in which request Agen must expressly:

a. Assert that a Tentative Trigger Event has occurred under the Settlement Agreement; and

b. Include a detailed specification of the alleged Tentative Trigger Event and the affected Deposit Category(s)); and

c. Include specific instructions for the delivery of the Deposit Materials (or, as the case may be, all Deposit Materials within one or more specified Deposit Categories).

(b) Failsafe Re-Transmission of Agen Request for Release—If the provisions of Section 7(a)(ii) are met, Cryonix shall within two business days forward a complete copy of Agen’s request to Synbiotics by fax.

(c) Synbiotics Non-Objection to Release—Synbiotics shall have 20 days after Agen’s delivery of notice to object to Agen and Cryonix in writing. If after 20 days after Agen’s delivery of notice Cryonix has not received any written objection from Synbiotics, Cryonix shall release the Deposit Materials (or, as the case may be, the Deposit Materials within the specified Deposit Category(s)) to Agen as instructed by Agen.

If the alleged Tentative Trigger Event is as defined in Section 11.4 of the Settlement Agreement, the references in this Section 7(c) to “20 days” shall instead be read as “three days.”

(d) Synbiotics Objection to Release—Should Synbiotics object before the deadline specified in Section 7(c) above to the request for release by Agen in writing, Cryonix shall notify Agen by fax within two business days of Cryonix’s receipt of said objection and shall notify both parties that there is a dispute to be resolved. Cryonix shall continue to hold the Deposit Materials (or, as the case may be, the Deposit Materials within the specified Deposit Category(s)) without release pending (i) joint instructions from Synbiotics and Agen; or (ii) Cryonix’s receipt of an order from the United States District Court for the Southern District of California finding that a Tentative Trigger Event did occur. In the event the foregoing joint instructions or court order so specifies, Cryonix shall promptly release the applicable Deposit Materials. Cryonix is not entitled to rely on any order of such Court which does not contain such a finding, nor on any order whatever of any other court, tribunal, forum or governmental authority (except for the order of a court that has assumed jurisdiction over the subject matter of this Agreement from such Court, such as, if applicable, the United States Bankruptcy Court).

(e) Release Delivery. In the event release is triggered under this Section 7 as provided above, Cryonix shall promptly release the applicable Deposit Materials and deliver them to Agen to the location designated by Agen (and in accordance with the delivery instructions provided by Agen) under Section 7(a)(ii) above or otherwise in writing. Agen shall pay the costs of such delivery.

8. Dispute Resolution—Any dispute or claim arising out of or relating to this Escrow Agreement, or the breach thereof, shall be resolved by the United States District Court for the Southern District of California. Cryonix hereby consents and agrees to submit to the jurisdiction of the United States District Court for the Southern District of California for purposes of enforcing or otherwise adjudicating disputes regarding the parties’ rights, obligations and remedies under this Agreement.

9. Confidentiality—Except as otherwise required to carry out its duties under this Escrow Agreement, Cryonix shall hold in strictest confidence and not permit any third party access to nor otherwise use, disclose, transfer or make available the Deposit Materials (or the Section 1 listings) except as otherwise provided herein, unless consented to in writing by Synbiotics.

10. Limitation of Liability—In performing any of its duties hereunder, Cryonix shall not incur any liability to any party for any damages, losses, or expenses, except for intentional misrepresentation, willful misconduct, material breach of this Escrow Agreement, or gross negligence on the part of Cryonix, and it shall not incur any liability with respect to any action taken or omitted in reasonable reliance upon any written notice, request, waiver, consent, receipt or other document which Cryonix in reasonable good faith believes to be genuine.

11. Notices—Notices under this Escrow Agreement (and, to the extent they bear on the escrow or this Escrow Agreement, notices under the Settlement Agreement) must be in writing and shall be conclusively deemed to be given (i.e., to be simultaneously delivered and received) at and only at the times established by the following conventions: (a) if transmitted by overnight courier, on the day the addressee signs an acknowledgement of receipt (or, if such day is not a business day in the addressee’s jurisdiction, or if the acknowledgement of receipt is signed after business hours on a business day, then on the next business day), (b) if transmitted by fax, on the day received by the addressee with normal machine-confirmation of successful transmission (or, if such day is not a business day in the addressee’s jurisdiction, or if the transmission/confirmation is after hours on a business day, then on the next business day), and (c) if transmitted by any other method, then on the day actually received by the addressee at such address (or, if such day is not a business day in the addressee’s jurisdiction, or if the actual receipt is after business hours on a business day, then on the next business day). All notices must be addressed and sent to the person(s)’ address or fax number as provided below, or to such other address/fax number as a party may have previously given notice of under this Section 11:

Synbiotics

Company:	Synbiotics Corporation
Contact:	Paul Hays	Title:	President
Address:	11011 Via Frontera
San Diego, CA 92127
Telephone:	(858) 451-3771	Fax:	(858) 451-5719
Email:	paulh@synbiotics.com

Agen

Company:	Agen Biomedical Limited
Contact:	Donald Home	Title:	Managing Director
Address:	11 Durbell Street Acacia Ridge, Queensland Australia
Telephone:	+61 7 3370 6300	Fax:	+61 7 3370 6370
Email:	info@agen.com.au

Cryonix

Company:	Cryonix
Contact:	Robert Jones	Title:	Head of Repository Operations
Address:	Woodside, Bishops Stortford
Herts CM23
United Kingdom
Telephone:	44(0) 1279-827700	Fax:	44(0) 1279-827750
Email:	robert.jones@kendro.spx.com

12. Miscellaneous

(a) Counterparts—This Escrow Agreement may be executed in any number of multiple counterparts, each of which is to be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

(b) Entire Agreement—This Escrow Agreement (together with the Settlement Agreement, to the extent referenced and/or incorporated herein) supersedes all prior and contemporaneous letters, correspondences, discussions and agreements among the parties with respect to all matters contained herein, and it constitutes the sole and entire agreement among them with respect thereto. As between Synbiotics and Agen the Settlement Agreement in its entirety is not superseded.

(c) Limitation of Effect—This Escrow Agreement pertains strictly to the escrow services provided for herein and does not modify, amend or affect any other contract or agreement of one or more of the parties. The terms and provisions of the Settlement Agreement shall continue in full force and effect and be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

(d) Modification; Waiver—This Escrow Agreement shall not be altered or modified without the express written consent of all parties. Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.

(e) Bankruptcy Code—This Escrow Agreement shall be considered an agreement supplementary (together with any modification, supplement, or replacement thereof agreed to by the parties) to the Settlement Agreement pursuant to Title 11 United States Code Section 365(n).

(f) Survival of Terms—All obligations of the parties intended to survive the termination of this Escrow Agreement, including without limitation, the provisions of paragraphs 2 (Term), 4 (Indemnification), 8 (Dispute Resolution), 10 (Limitation of Liability), and 12 (Miscellaneous) shall survive the termination of this Escrow Agreement for any reason.

(g) Governing Law—This Escrow Agreement shall be governed by the laws of the state of California, as applied to contracts between California residents entered into and performed wholly within California.

(h) Time of the Essence—Time is of the essence in this Escrow Agreement.

(i) Successors and Assigns—This Escrow Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties, provided, however, that Agen and Synbiotics shall have no right to assign any rights or obligations hereunder or with respect to the Deposit Materials except as permitted with respect to assignment of such party’s rights under the Settlement Agreement.

(j) Severability.—In the event any provision of this Escrow Agreement shall be determined to be invalid, illegal or unenforceable, such provision shall be severable from the remainder of the Escrow Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k) Good Manufacturing Practice/Good Laboratory Practice Compliance (GMP/GLP).—Cryonix shall ensure that all services provided as part of this Escrow Agreement comply with all applicable governing laws, rules and regulations, including but not limited to those relating to Good Manufacturing Practices (GMP), Good Laboratory Practices and any comparable regulations and guidelines.

(Signatures are on following page. Remainder of the page intentionally left blank.)

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement by and through their duly authorized agents as of the Effective Date.

Synbiotics Corporation

Signature:	/s/ PAUL R. HAYS	18.Nov.’04
Name:	Paul R. Hays
Title:	President & COO

Agen Biomedical Limited

Signature:	/s/ DONALD HOME
Name:	Donald Home
Title:	Managing Director

Cryonix

Signature:	/s/ ROBERT JONES
Name:	Robert Jones
Title:	Head of Repository Operations

Date: 3.Nov.2004

Kendro Laboratory Products PLC

Signature:	/s/ C. LAING
Name:	C. Laing
Title:	Operations Director

Date: 3/11/04

Exhibit A

Schedule of Fees

1. Storage of 10-15 vials containing Deposit Cell Lines in non-segregated LN2 vessel:

£ 12.00 (twelve pounds) per month*

2. Storage of Documents within Deposit Materials in fireproof 4-drawer cabinet:

£ 50.00 (fifty pounds) per month*

* Items 1 and 2 to be invoiced and paid on an annual basis, in advance for each one year period.

3. Receiving Charges for Subsequent Deposits—initial receipt of Deposit Materials is at no charge (includes receipt, inspection, and placement of Deposit Materials into unit):

£ 30.00 (thirty pounds) per receipt

4. Shipping Services (Domestic and International Shipping)—Includes retrieval and packaging of Deposit Materials for shipment using shipping material to maintain Deposit Cell Line storage temperatures and to comply with all international shipping regulations to include hazardous material; LN2 material will be shipped on dry ice unless otherwise requested:

£ 50.00 (fifty pounds) per each shipping box

Actual costs charged by third party shippers not included.

Exhibit B

Settlement Agreement